CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Investment Managers Series Trust with respect to the Thesis Flexible Fund, a series of Investment Managers Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 24, 2010